                                   EXHIBIT 1

                                   I N D E X



                                                                       Pages
                                                                       -----
Report of Independent Accountants                                          2

Financial Statements:

  Statements of Net Assets Available for Benefits, March 31, 1997
    and 1996                                                               3

  Statements of Changes in Net Assets Available for Benefits for
    the years ended March 31, 1997 and 1996                                4

  Notes to Financial Statements                                         5-12

Supplemental Schedules:

  Item 27a--Schedule of Assets Held for Investment Purposes,
    March 31, 1997                                                        13

  Item 27d--Schedule of Reportable Transactions for the year
    ended March 31, 1997                                                  14

                                 [LETTERHEAD]


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Plan Participants and Administrator of the Nu-kote International, Inc.
  Employees Savings Plan:

We have audited the accompanying statements of net assets available for benefits of the Nu-kote International, Inc. Employees Savings Plan (the "Plan") as of March 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Nu-kote International, Inc. Employees Savings Plan as of March 31, 1997 and 1996, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets Held for Investment Purposes at March 31, 1997 and Schedule of Reportable Transactions for the year then ended are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.


COOPERS & LYBRAND L.L.P.


Dallas, Texas
September 25, 1997

              NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                            MARCH 31, 1997 AND 1996

                                   ASSETS

                                                   1997           1996
                                                ----------     ----------
Investments at fair value:
Mutual funds                                    $7,002,750     $6,335,381
Nu-kote stock fund                                 420,175      1,358,606
Participant loans                                  302,198        274,571
                                                ----------     ----------

   Total investments                             7,725,123      7,968,558

Receivables:
Employee contributions                              70,695         65,589
Employer contributions                              25,853         23,510
                                                ----------     ----------

   Total assets                                  7,821,671      8,057,657
                                                ----------     ----------

                                  LIABILITIES

Administrative fees payable                         15,000          7,500
Other                                               60,159
                                                ----------     ----------

   Total liabilities                                75,159          7,500
                                                ----------     ----------

Net assets available for benefits               $7,746,512     $8,050,157
                                                ----------     ----------
                                                ----------     ----------

The accompanying notes are an integral part of the financial statements.

              NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                      STATEMENTS OF CHANGES IN NET ASSETS
                            AVAILABLE FOR BENEFITS
                  FOR THE YEARS ENDED MARCH 31, 1997 AND 1996


                                                          1997          1996
                                                      -----------    ----------
Additions:
  Employee contributions (net of refunds of
   $60,159 in 1997)                                   $   919,085    $  928,877
  Employer contributions                                  363,692       346,649
  Rollover contributions                                   48,366     1,275,866
  Net increase in fair value of mutual funds              675,500       860,627
  Net appreciation (depreciation) in fair value of
   Nu-kote stock fund                                  (1,321,383)      320,622
  Interest income                                          19,330        13,511
                                                      -----------    ----------
      Total additions                                     704,590     3,746,152
                                                      -----------    ----------
Deductions:
  Benefits paid to participants                           944,785       851,073
  Administrative expenses                                  63,450        18,995
                                                      -----------    ----------
      Total deductions                                  1,008,235       870,068
                                                      -----------    ----------
      Net increase/(decrease)                            (303,645)    2,876,084

Net assets available for benefits:
  Beginning of year                                     8,050,157     5,174,073
                                                      -----------    ----------
  End of year                                         $ 7,746,512    $8,050,157
                                                      -----------    ----------
                                                      -----------    ----------

   The accompanying notes are an integral part of the financial statements.

              NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                         NOTES TO FINANCIAL STATEMENTS


1.   DESCRIPTION OF THE PLAN:

     GENERAL

     Nu-kote International, Inc. (the "Company" or "Employer"), is a wholly-owned subsidiary of Nu-kote Holding, Inc. ("Nu-kote"). The Nu-kote International, Inc. Employees Savings Plan (the "Plan") is a defined contribution plan that became effective January 16, 1987. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The following description of the Plan is provided for general information purposes. Participants should refer to the Plan document for more complete information.

     PARTICIPATION

     All U.S. domestic employees of the Company are eligible for participation in the Plan at the next entry date after the completion of one year of service.

     The Plan allows participants to contribute an aggregate amount equal to 1% to 6% of their base salary on a before-tax basis, not to exceed the legal maximum amount. The Company will match, out of its current year's earnings, up to 40% of the first 6% of each participant's wages contributed. The participant is also allowed to contribute an additional 10% of their salary on an after-tax basis. The Company does not match after-tax contributions. The Plan participants are allowed to direct the investment of their contributions into five funds offered by NationsBank (the "Trustee"). The participant has the option to invest, in multiples of 1%, in the following funds: a stable capital fund, a strategic fixed income fund, a capital growth fund, a Nu-kote stock fund and an equity index fund. Earnings for each investment program are allocated based on participant's daily balances within that investment program.

     VESTING

     Employee contributions vest immediately. Employer contributions vest based on completed years of service. A participant fully vests with five years of credited service (20% per year of service). Participants who terminate due to death, normal retirement or disability are fully vested.

     Upon termination of employment, the participants' nonvested benefits are forfeited and are used to reinstate forfeitures for certain re-employed participants and to reduce matching contributions of the Company.

              NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                     NOTES TO FINANCIAL STATEMENTS, Continued


     BENEFITS

     Participants (or their beneficiaries) are eligible to receive vested benefits upon retirement, death, disability or when they terminate employment with the Company. If benefits are greater than $3,500, the participants may choose to leave their balance in the Plan, elect payment as a single lump-sum payment or receive their benefits in the form of an annuity.

     PARTICIPANT LOANS

     Participants, after receiving approval from the Plan administrator, are allowed to obtain a loan from the Plan based on 50% of the value of his or her vested amount under the Plan, up to a maximum of $50,000. The minimum loan available is $1,000.

     ADMINISTRATION OF THE PLAN

     The Plan is administered by a committee of employees of the Company. The Committee members are selected by the Board of Directors of the Company.

     TERMINATION

     Although it has not expressed any intent to do so, the Employer has the right, under the Plan, to terminate the Plan subject to ERISA. In the event of the termination of the Plan, all participants would be fully vested in their account balances and assets would be distributed in accordance with the Plan.

2.   SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF ACCOUNTING

     The financial statements of the Plan have been prepared on the accrual basis of accounting in conformity with generally accepted accounting principles.

              NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                     NOTES TO FINANCIAL STATEMENTS, Continued


     INVESTMENT VALUATION AND INCOME RECOGNITION

     The fair market value of investments in mutual funds are determined by the Trustee, as each fund's investment manager, based on the fair value of each underlying fund's investments principally using quoted market values. Investments in the Nu-kote stock fund are valued at the quoted market value of the underlying stock. Income and dividends from investments are accrued as earned. Purchases and sales are reflected on a trade-date basis. The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of the Nu-kote stock fund which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments. Additionally, the net increase (decrease) in fair value of mutual funds includes realized and unrealized gains or losses and dividends and capital gain distributions reinvested.

     Participant loans are stated at face value which approximates market.

     ADMINISTRATIVE EXPENSES

     Administrative expenses of the Plan are primarily paid by the Plan.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

     RISKS AND UNCERTAINTIES

     The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits.

            NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                 NOTES TO FINANCIAL STATEMENTS, CONTINUED


     RECLASSIFICATION


     Certain reclassifications have been made to the prior year balances to conform to the current year presentation. Certain line items have been combined differently for financial statement presentation.



3.   INVESTMENTS:

     Participant contributions are invested in accordance with the participant's election in one or more investment programs.

     The investment program options are the same for all contributions made to the Plan. Participants may change the composition of their share of net assets and their allocation percentage in each program at any time during the calendar year. The estimated number of participants with a share of net assets at March 31, 1997 and 1996 of each investment program is as follows:

                                                          1997     1996
                                                          ----     ----
     NationsBank Stable Capital Fund                       363      381
     NationsBank Strategic Fixed Income Fund               227      231
     NationsBank Capital Growth Fund                       373      361
     NationsBank Equity Index Fund                         381      361
     Nu-kote Stock Fund                                    650      652

     At March 31, 1997, 668 participants held assets in the Plan.

     INVESTMENT PROGRAMS

     Each of the investment options will vary in price and the return will fluctuate as market conditions change. The current investment options are described below.

     NationsBank Stable Capital Fund seeks to maximize current income while maintaining a fixed market value. It invests in a broad range of short-term (one to three years) fixed-income securities including guaranteed investment contracts, commercial paper, bank obligations, corporate paper and money market instruments.

            NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                 NOTES TO FINANCIAL STATEMENTS, CONTINUED


     NationsBank Strategic Fixed Income Fund seeks to maximize total investment return through the active management of fixed income securities. It invests primarily in a mix of investment grade (BBB or better) corporate, government and mortgage-backed securities. The fund is structured to generally have an average weighted maturity of ten years or less.

     NationsBank Capital Growth Fund seeks long-term capital growth. It invests in stocks with growth characteristics which NationsBank believes should outperform the market over time. The fund focuses on companies with:

     -  Large market capitalization--above $500,000,000

     -  Above average growth potential

     - Above average return on equity and earnings growth relative to the S&P 500

     NationsBank Equity Index Fund seeks to closely approximate the total return performance of the S&P 500 Index. Its portfolio holdings are structured according to the S&P 500 Index.

     Nu-kote Stock Fund consists of Nu-kote Holding, Inc.'s common stock and the NationsBank Treasury Fund. Since the fund invests only in Nu-kote common stock and money market investments of the NationsBank Treasury Fund, the value of this fund should be expected to fluctuate more frequently than that of other Plan investment options.

ASSET VALUES AND NUMBER OF UNITS

The total asset value, number of units and the asset value per unit by investment within the investment program of the Plan at March 31, 1997 and 1996 are as follows:

                                                                  March 31, 1994
                                     --------------------------------------------------------------------------
                                                      1997                                   1996
                                     -----------------------------------    -----------------------------------
                                        Total        Number      Value          Total       Number       Value
                                     Asset Value    of Units    Per Unit    Asset Value    of Units    Per Unit
                                     -----------    --------    --------    -----------    --------    --------
NationsBank Stable Capital Fund       $1,763,689     139,063     $12.68     $1,890,708     157,711      $11.99
NationsBank Strategic Fixed
 Income Fund                             917,890      95,415       9.62        944,602      95,126        9.93
NationsBank Capital Growth Fund        1,966,352     168,064      11.70      1,594,950     118,760       13.43
NationsBank Equity Index Fund          2,354,819     148,195      15.89      1,905,121     140,289       13.58
Nu-kote Stock Fund                       420,175      79,854       5.26      1,358,606      60,900       22.31
                                      ----------                            ----------
                                      $7,422,925                            $7,693,987
                                      ----------                            ----------
                                      ----------                            ----------

            NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                 NOTES TO FINANCIAL STATEMENTS, CONTINUED


     Each of the above investments comprises more than 5% of net assets available for benefits at March 31, 1997 and 1996.


4.   ROLLOVER CONTRIBUTIONS:

     As a result of Nu-kote's acquisition during fiscal 1995 of the Hardcopy Division of Pelikan Holding AG, acquired U.S. employees were offered the option to transfer their accounts to the Plan. The rollover contributions were made in fiscal 1996.


5.   INCOME TAX STATUS:

     The Internal Revenue Service has determined and informed the Company by a letter dated January 11, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code.


6.   PARTICIPANT INVESTMENT OPTIONS:

     The following is a summary by investment program of changes in net assets available for benefits for the years ended March 31, 1997 and 1996 and net assets available for benefits as of March 31, 1997 and 1996:

               NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

                                      Stable     Strategic     Capital        Company
          1997                        Capital   Fixed Income    Growth         Stock
-------------------------------     ----------  ------------  ----------    -----------
Balance, March 31, 1996             $1,890,708    $944,602    $1,594,950    $ 1,358,606
                                    ----------    --------    ----------    -----------

Additions:
  Employee contributions               204,309      94,466       255,664        142,493
  Employer contributions                                                        361,349
  Rollover contribution                  5,194       7,171         6,655         15,582
  Net increase in fair value of
   mutual funds                         82,938      24,459       202,474
  Net appreciation in the fair
   value of Nu-kote stock fund                                               (1,321,383)
  Interest income
Deductions:
  Benefits paid to participants       (257,297)    (79,966)     (213,474)      (137,670)
  Administrative expenses              (24,209)     (7,089)       (6,739)        (6,432)
  Interfund transfers, net            (137,954)    (65,753)      126,822          7,630
                                    ----------    --------    ----------    -----------

Net additions (deductions)            (127,019)    (26,712)      371,402       (938,431)
                                    ----------    --------    ----------    -----------

Balance, March 31, 1997             $1,763,689    $917,890    $1,966,352    $   420,175
                                    ----------    --------    ----------    -----------
                                    ----------    --------    ----------    -----------
Assets:
  Investments at fair value:
    Mutual funds                    $1,763,689    $917,890    $1,966,352
    Nu-kote stock funds                                                     $   420,175
    Participant loans
                                    ----------    --------    ----------    -----------

Total investments                    1,763,689     917,890     1,966,352        420,175

Receivables:
  Employee contributions
  Employer contributions
                                    ----------    --------    ----------    -----------

Total assets                         1,763,689     917,890     1,966,352        420,175
                                    ----------    --------    ----------    -----------
Liabilities:
  Administrative expenses payable
  Other
                                    ----------    --------    ----------    -----------

Total liabilities                            0           0             0              0
                                    ----------    --------    ----------    -----------

Net assets available for benefits   $1,763,689    $917,890    $1,966,352    $   420,175
                                    ----------    --------    ----------    -----------
                                    ----------    --------    ----------    -----------

                                      Equity        Loan
          1997                        Index         Fund       Other         Total
-------------------------------     ----------    --------    --------    -----------
Balance, March 31, 1996             $1,905,121    $274,571    $ 81,599    $ 8,050,157
                                    ----------    --------    --------    -----------

Additions:
  Employee contributions               277,206                 (55,053)       919,085
  Employer contributions                                         2,343        363,692
  Rollover contribution                 13,764                                 48,366
  Net increase in fair value of
   mutual funds                        365,629                                675,500
  Net appreciation in the fair
   value of Nu-kote stock fund                                               (1,321,383)
  Interest income                                   19,330                     19,330
Deductions:
  Benefits paid to participants       (241,250)    (15,128)                  (944,785)
  Administrative expenses              (11,481)                 (7,500)       (63,450)
  Interfund transfers, net              45,830      23,425                          0
                                    ----------    --------    --------    -----------

Net additions (deductions)             449,698      27,627     (60,210)      (303,645)
                                    ----------    --------    --------    -----------

Balance, March 31, 1997             $2,354,819    $302,198    $ 21,389    $ 7,746,512
                                    ----------    --------    --------    -----------
                                    ----------    --------    --------    -----------
Assets:
  Investments at fair value:
    Mutual funds                    $2,354,819                            $ 7,002,750
    Nu-kote stock funds                                                       420,175
    Participant loans                                         $302,198        302,198
                                    ----------    --------    --------    -----------

Total investments                    2,354,819     302,198                  7,725,123

Receivables:
  Employee contributions                                      $ 70,695         70,695
  Employer contributions                                        25,853         25,853
                                    ----------    --------    --------    -----------

Total assets                         2,354,819     302,198      96,548      7,821,671
                                    ----------    --------    --------    -----------
Liabilities:
  Administrative expenses payable                              (15,000)       (15,000)
  Other                                                        (60,159)       (60,159)
                                    ----------    --------    --------    -----------

Total liabilities                            0           0     (75,159)       (75,159)
                                    ----------    --------    --------    -----------

Net assets available for benefits   $2,354,819    $302,198    $ 21,389    $ 7,746,512
                                    ----------    --------    --------    -----------
                                    ----------    --------    --------    -----------

                            NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                                  NOTES TO FINANCIAL STATEMENTS, CONTINUED

                                         Stable     Strategic     Capital      Capital     Equity      Loan
              1996                       Capital   Fixed Income    Growth       Stock      Index       Fund      Other     Total
----------------------------------     ----------  ------------  ----------  ----------  ----------  --------   -------  ----------
Balance, March 31, 1995                $1,440,488    $723,157    $  987,805  $  834,604  $1,037,714  $150,305            $5,174,073
                                       ----------    --------    ----------  ----------  ----------  --------   -------  ----------

Additions:
 Employee contributions                   201,568      91,658       223,600     128,585     217,877             $65,689     928,877
 Employer contributions                                                         323,139                          23,510     346,649
 Rollover contribution                    312,706     189,964       257,368     146,804     369,024                       1,275,866
 Net increase in fair value of
  mutual funds                            104,471      77,831       286,384                 391,941                         860,627
 Net appreciation in the fair
  value of Nu-kote stock fund                                                   320,622                                     320,622
 Interest income                                                                                       13,511                13,511
Deductions:
 Benefits paid to participants           (273,823)    (41,324)     (185,474)   (134,245)   (183,373)  (32,834)             (851,073)
 Administrative expenses                   (8,773)       (775)       (1,955)      2,626      (2,618)             (7,500)    (18,995)
 Interfund transfers, net                 114,071     (95,909)       27,222    (263,529)     74,556   143,589                  -
                                       ----------    --------    ----------  ----------  ----------  --------   -------  ----------

Net additions (deductions)                450,220     221,445       607,145     524,002     867,407   124,266    81,599   2,876,084
                                       ----------    --------    ----------  ----------  ----------  --------   -------  ----------

Balance, March 31, 1997                $1,890,708    $944,602    $1,594,950  $1,358,606  $1,905,121  $274,571   $81,599  $8,050,157
                                       ----------    --------    ----------  ----------  ----------  --------   -------  ----------
                                       ----------    --------    ----------  ----------  ----------  --------   -------  ----------
Assets:
 Investments at fair value:
  Mutual funds                         $1,890,708    $944,602    $1,594,950              $1,905,121                      $6,335,381
  Nu-kote stock funds                                                        $1,358,606                                   1,358,606
  Participant loans                                                                                  $274,571               274,571
                                       ----------    --------    ----------  ----------  ----------  --------            ----------

Total investments                       1,890,708     944,602     1,594,950   1,358,606   1,905,121   274,571             7,968,558

 Receivables:
  Employee contributions                                                                                        $65,589      65,589
  Employer contributions                                                                                         23,510      23,510
                                       ----------    --------    ----------  ----------  ----------  --------   -------  ----------

Total assets                            1,890,708     944,602     1,594,950   1,358,606   1,905,121   274,571    89,099   8,057,657

Liabilities:
 Administrative expenses payable                                                                                  7,500       7,500
                                       ----------    --------    ----------  ----------  ----------  --------   -------  ----------

Net assets available for benefits      $1,890,708    $944,602    $1,594,950  $1,358,606  $1,905,121  $274,571   $81,599  $8,050,157
                                       ----------    --------    ----------  ----------  ----------  --------   -------  ----------
                                       ----------    --------    ----------  ----------  ----------  --------   -------  ----------

                          NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                                 ITEM 27a--SCHEDULE OF ASSETS HELD FOR
                                           INVESTMENT PURPOSES
                                              MARCH 31, 1997

                                                     Interest    Number                     Current
Identity of Issue and Description of Investments       Rate     of Shares      Cost          Value
------------------------------------------------     --------   ---------   -----------   -----------
NationsBank Stable Capital Fund                                  139,063    $ 1,556,807   $ 1,763,689
NationsBank Strategic Fixed Income Fund                           95,415        959,121       917,890
NationsBank Capital Growth Fund                                  168,064      2,086,453     1,966,352
NationsBank Equity Index Fund                                    148,195      1,744,775     2,354,819
Nu-kote Stock Fund                                                79,854      1,338,762       420,175
Participant loans                                       6-9%                          0       302,198
                                                                            -----------   -----------
                                                                            $ 7,685,918   $ 7,725,123
                                                                            -----------   -----------
                                                                            -----------   -----------

                             NU-KOTE INTERNATIONAL, INC. EMPLOYEES SAVINGS PLAN
                                ITEM 27d--SCHEDULE OF REPORTABLE TRANSACTIONS
                                       FOR THE YEAR ENDED MARCH 31, 1997

                                         Number of      Number of
                                          Purchase       Selling       Purchase      Sales                Current    Net Gain
                                        Transactions   Transactions      Price       Price      Cost       Value      or Loss
                                        ------------   ------------    --------      -----      ----      -------    --------
Single transactions:
  NationsBank Capital Growth Fund            1                        $  460,210              $  460,210  $  460,210


Series of transactions:
  NationsBank Equity Index Fund             200                          600,392                 600,392     600,392
  NationsBank Equity Index Fund                            163                     $  487,923    446,794              $  41,129

  NationsBank Capital Growth Fund           207                        1,127,648               1,127,648   1,127,648
  NationsBank Capital Growth Fund                          180                        496,477    501,639                 (5,162)

  NationsBank Strategic Fixed Income Fund   156                          267,342                 267,342     267,342
  NationsBank Strategic Fixed Income Fund                  140                        263,278    267,046                 (3,768)

  Nu-kote Stock Fund                        146                          994,728                 994,728     994,728
  Nu-kote Stock Fund                                       239                        667,578    434,539                233,039

  NationsBank Stable Capital Fund           177                          387,652                 387,652     387,652
  NationsBank Stable Capital Fund                          192                        624,431    611,499                 12,932